Exhibit 99.2

CERTIFICATE OF AMENDMENT OF BYLAWS OF
COPART, INC.

Paul A. Styer, the Secretary of Copart, Inc., a California corporation (the “Company”), hereby certifies that at a meeting held on October 10, 2006, the Company’s Board of Directors amended Article III, Section 3.2 of the Company’s Bylaws in its entirety to read as follows:

“3.2  NUMBER OF DIRECTORS

The number of directors of the corporation shall be not less than five (5) nor more than nine (9).  The exact number of directors shall be eight (8) until changed, within the limits specified above, by a bylaw amending this Section 3.2, duly adopted by the Board of Directors or by the shareholders.  The indefinite number of directors may be changed, or definite number fixed without provision for an indefinite number, by a duly adopted amendment to the articles of incorporation or by an amendment to this bylaw duly adopted by the vote or written consent of holders of a majority of the outstanding shares entitled to vote; provided, however, that an amendment reducing the number or the minimum number of directors to a number less than five (5) cannot be adopted if the votes cast against its adoption at a meeting of the shareholders, or the shares not consenting in the case of action by written consent, are equal to more than sixteen and two-thirds percent (16 2/3%) of the outstanding shares entitled to vote thereon.  No amendment may change the stated maximum number of authorized directors to a number greater than two (2) times the stated minimum number of directors minus one (1).

No reduction of the authorized number of directors shall have the effect of removing any director before that director’s term of office expires.”

/s/ PAUL A. STYER
Paul A. Styer, Secretary